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                                                                   Exhibit 10.24

     SEC. 33-771. PERMISSIBLE INDEMNIFICATION. (a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1) (A) He conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by subdivision (5) of subsection (b) of section 33-636.

     (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (ii) of subdivision (1) of subsection (a) of this section.

     (c) The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct described in this section.

     (d) Unless ordered by a court under section 33-774, a corporation may not indemnify a director under this section: (1) In connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

     (e) Notwithstanding any provision of this section to the contrary, a corporation which was incorporated under the laws of this state, whether under chapter 599 of the general statutes, revised to January 1, 1995, or any other general law or special act, prior to January 1, 1997, shall, except to the extent that the certificate of incorporation expressly provides otherwise, indemnify under sections 33-770 to 33-779, inclusive, except subdivision (2) of subsection (a) of this section, a director to the same extent the corporation is permitted to provide the same to a director pursuant to subdivision (1) of subsection (a) and subsections (b), (c) and (d) of this section as limited by the provisions of section 33-775.

     (P.A. 94-186, S. 108, 215; P.A. 96-271, S. 77, 254; P.A. 97-246, S. 13,
99.)

     History: P.A. 94-186 effective January 1, 1997; P.A. 96-271 amended Subsec.
(f) to replace "articles" of incorporation with "certificate" of incorporation and "January 1, 1996" with "January 1, 1997", effective January 1, 1997; P.A. 97-246 substantially revised section, including amending Subsec. (a) to add new Subdiv. (2) re indemnification pursuant to the certificate of incorporation, revising Subsec. (d) re when a corporation may not indemnify a director, deleting former Subsec. (e) re limitation on indemnification in connection with proceeding by or in the right of the corporation, which provision was incorporated into Subsec. (d)(1), and redesignating former Subsec. (f) as Subsec. (e) and rephrasing said Subsec., effective June 27, 1997.